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                                                                     EXHIBIT 5.1


                                  June 5, 2001


Waste Connections, Inc.
620 Coolidge Drive, Suite 350
Folsom, CA  95630-3155


Ladies and Gentlemen:

        We have acted as counsel for Waste Connections, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-3 filed on June 5, 2001 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to (i) $150,000,000 aggregate principal amount of 5.5% Convertible Subordinated Notes due 2006 (the "Notes") that the Company issued in a private placement in April and May 2001 pursuant to section 4(2) of the Act and Rule 144A under the Act, and (ii) up to a total of 3,944,775 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share, issuable upon conversion of the Notes. Such Registration Statement, including all exhibits thereto and all documents incorporated therein by reference, is referred to below as the "Registration Statement."

        The Notes were issued pursuant to a certain Purchase Agreement dated March 30, 2001, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser of the Notes (the "Note Purchase Agreement"), and a related Indenture (the "Indenture") dated as of April 4, 2001, between the Company and State Street Bank and Trust Company of California, National Association, as trustee (the "Trustee"). The Notes and the Shares (if and when issued) may be resold from time to time for the account of certain persons who are referred to in the Registration Statement as the "Selling Holders." The Company is obligated to issue Shares to the Selling Holders upon conversion of the Notes in accordance with the terms of the Notes, the Note Purchase Agreement and the Indenture.

        We rendered legal services to the Company in the course of the Company's preparation of the Registration Statement. In connection therewith, we have made such examination of matters of law and of fact as we considered appropriate or advisable for purposes hereof. As to matters of fact material to the opinions expressed herein, we have relied upon the representations



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Waste Connections, Inc.
June 5, 2001
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and warranties as to factual matters contained in and made by the Company pursuant to the Note Purchase Agreement and upon certificates and statements of government officials and of officers of the Company. We have been furnished and have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies of the originals, of such records of the Company, agreements and other instruments, certificates of officers, agents and representatives of the Company, certificates of public officials and other documents as we have deemed necessary.

        In making such examination, we have assumed the genuineness of all signatures, the authenticity of all records, documents and certificates submitted to us as originals, and the conformity with authentic originals of all such items submitted to us as copies. For purposes of rendering our opinions herein, we have (a) assumed that the Note Purchase Agreement and the Indenture (collectively, together with the Notes, the "Transaction Documents") have been duly authorized, executed and delivered by each party thereto, that each such party has the power to enter into and perform all its obligations thereunder and has taken any and all necessary action to authorize the Transaction Documents, that the Notes have been authenticated by the Trustee, that the Notes have been paid for and delivered in accordance with the Note Purchase Agreement, and that the Transaction Documents constitute the respective legal, valid, binding agreements of the parties thereto, enforceable against the parties thereto in accordance with their respective terms and (b) relied as to factual matters on, and assumed the accuracy of, the representations and warranties of the Company in the Note Purchase Agreement.

        We are members of the State Bar of California and, accordingly, we do not purport to be qualified to, nor do we, express any opinion herein concerning any laws other than the laws of the State of California, the laws of the Federal government of the United States of America and, with respect to the opinions expressed below relating to matters of Delaware law, the General Corporation Law of the State of Delaware. To the extent this opinion deals with matters governed by or relating to the laws of the State of New York, by which the Transaction Documents are stated to be governed, we have assumed that such laws are identical to the internal substantive laws of the State of California.

        The opinions below are also subject to (a) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, and (b) limitations imposed by law or general principles of equity on the availability of equitable remedies or the enforcement of provisions of the Note Purchase Agreement or any documents executed pursuant to or in connection with the Note Purchase Agreement.

        Based on and subject to the foregoing, we are of the opinion that:

        1. The Notes, when issued, were duly authorized and legally issued and are fully paid and non-assessable.

        2. The Notes constitute valid and legally binding obligations of the Company.



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Waste Connections, Inc.
June 5, 2001
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        3. The Shares are duly authorized, and, when issued upon conversion of the Notes in accordance with the terms of the Notes, the Note Purchase Agreement and the Indenture, will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       SHARTSIS, FRIESE & GINSBURG LLP



                                       By: /s/ CAROLYN S. REISER
                                           -------------------------------------
                                           Carolyn S. Reiser